PRESS RELEASE Contact: Daniel L. Jones 972-562-9473 December 1, 2022 Chairman, President & CEO Encore Wire Announces the Appointment of Bret J. Eckert to Executive Vice President McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced that Bret J. Eckert has been appointed to the role of Executive Vice President. In addition to this role, Mr. Eckert will continue to serve as the Company’s Chief Financial Officer. Mr. Eckert joined Encore Wire Corporation in September 2019 as Vice President – Finance, formally assuming the role of Chief Financial Officer of Encore Wire Corporation on January 1, 2020. Prior to joining Encore, Bret served as Executive Managing Director for the Houston office of Riveron Consulting LLC from June 2018 to August 2019. Previously he was Senior Vice President and CFO of Atmos Energy Corporation in Dallas for approximately five years. He spent the first twenty-two years of his career with Ernst & Young LLP where he was a partner for ten years. Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are delighted to appoint Bret to the position of Executive Vice President. Since his appointment as Chief Financial Officer in 2020, he has served the company with distinction as a vital member of our executive team, overseeing the most profitable period of growth in our Company’s history amid significant operational challenges. This appointment demonstrates the confidence of our Board of Directors in Mr. Eckert and formalizes the organizational hierarchy that has evolved at Encore during his tenure.” Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.